As filed with the Securities and Exchange Commission on December 12, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRUSTMARK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Mississippi
(State or Other Jurisdiction of Incorporation or Organization)

64-0471500
(I.R.S. Employer Identification Number)

248 East Capitol Street
Jackson, Mississippi 39201
(601) 208-5111
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Louis E. Greer
Treasurer and Principal Financial Officer
248 East Capitol Street
Jackson, Mississippi 39201
(601) 208-5111
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:
Bruce C. Bennett
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
(212) 841-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A	215,000	$1,000	(1)	$215,000,000	(1)	$8,449.50
Warrant to purchase Common Stock	1		(2)		(2)		(2)
Common Stock underlying the Warrant (3)	1,647,931	$18.99	(4)	$31,294,210	(4)	$1,229.86
Total				$246,294,210		$9,679.36

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(g) under the Securities Act, there is no fee payable with respect to the warrant.
(3)
In addition to the 1,647,931 shares of common stock issuable upon exercise of the warrant, such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, are also being registered hereunder pursuant to Rule 416.

(4)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of our common stock as reported on the Nasdaq Global Select Market on December 9, 2008, which was $18.99 per share.

TRUSTMARK CORPORATION
248 East Capitol Street
Jackson, Mississippi 39201
(601) 208-5111

Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase Common Stock
Common Stock

We issued a total of 215,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (no par) liquidation preference $1,000 per share, (which we refer to as our Senior Preferred) to the United States Department of the Treasury in a private placement transaction that closed on November 21, 2008, as part of the Troubled Assets Relief Program Capital Purchase Program.  In the same transaction, we issued to the United States Department of the Treasury a warrant (which we refer to as the Warrant) to purchase 1,647,931 shares of our common stock.

The Senior Preferred pays cumulative dividends at the rate of 5.00% of the liquidation preference per year, payable on February 15, May 15, August 15 and November 15 of each year, in arrears, until, but excluding, February 15, 2014, and from that date thereafter at the rate of 9.00% of the liquidation preference per year.  The term of the Senior Preferred is perpetual.  We may not redeem the Senior Preferred prior to February 15, 2012, unless we redeem the Senior Preferred with the proceeds of an offering of perpetual preferred stock or common stock that (1) qualifies as Tier 1 Capital for bank regulatory purposes and (2) results in gross proceeds to us of not less than $53,750,000.  Any redemption of the Senior Preferred will be at $1,000 per share plus any accrued and unpaid dividends and shall be subject to the approval of our primary federal banking regulator, the Board of Governors of the Federal Reserve System.

The Senior Preferred ranks senior to our common stock.  We have no other series of preferred stock outstanding.  Shares of the Senior Preferred generally do not have voting rights.  The Senior Preferred and the Warrant are not listed on any national securities exchange.  Pursuant to a registration rights agreement, we have agreed to file the shelf registration statement of which this prospectus is part, permitting the resale of the Senior Preferred, the Warrant and the common stock issuable upon the exercise of the Warrant.

The selling securityholder identified in this prospectus may offer from time to time up to 215,000 shares of the Senior Preferred, all or any portion of the Warrant and up to 1,647,931 shares of common stock issuable upon exercise of the Warrant.  The Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant may be offered in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 12 for more information on the methods of sale.

This prospectus covers resales by the selling securityholder of the Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant. We will not receive any of the proceeds from the sale by the selling securityholder of the Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant.

Trustmark common stock is listed on the NASDAQ Global Select Market  under the symbol “TRMK”. On December 10,  2008, the last reported sale price of Trustmark Corporation common stock on the NASDAQ Global Select Market  was $18.45 per share.

If the selling securityholder sells our securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

Investing in our securities involves risks. You should read this entire prospectus and any applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration statement, the selling securityholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by such selling securityholder of the offered securities described in this prospectus.

Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” in this prospectus.

In this prospectus, “Trustmark,” “we,” “our,” “ours,” and “us” refer to Trustmark Corporation, which is a multi-bank holding company headquartered in Jackson, Mississippi, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements and annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the Securities and Exchange Commission. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	annual report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008;

●	quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, filed on May 12, August 11 and November 7, 2008, respectively;

●	current reports on Form 8-K, filed on January 28, March 12, November 6, November 17 and November 25, 2008; and

●	the description of our common stock in our registration of the common stock under Section 12 of the Exchange Act.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. Information contained on, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi 39201, or call (601) 208-5111.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements.  Before you invest in our securities, you should be aware that the occurrence of the events described under the caption “Risk Factors” beginning on page 1 of this prospectus and in the information incorporated by reference, could have an adverse effect on our business, results of operations and financial condition.  Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

ii

Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, changes in the level of nonperforming assets and charge-offs, local, state and national economic and market conditions, including the extent and duration of the current volatility in the credit and financial markets, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the performance and demand for the products and services we offer, including the level and timing of withdrawals from our deposit accounts, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, our ability to attract non-interest bearing deposits and other low-cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions and monetary and other governmental actions designed to address the level and volatility of interest rates and the volatility of securities, currency and other markets, the enactment of legislation and changes in existing regulations, or enforcement practices, or the adoption of new regulations, changes in accounting standards and practices, including changes in the interpretation of existing standards, that effect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of Trustmark’s borrowers, changes in Trustmark’s ability to control expenses, changes in Trustmark’s compensation and benefit plans, greater than expected costs or difficulties related to the integration of new products and lines of business, natural disasters, acts of war or terrorism and other risks described in Trustmark’s filings with the Securities and Exchange Commission.

Although Management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Trustmark undertakes no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

iii

RISK FACTORS

Trustmark is Subject to Interest Rate Risk

Trustmark is exposed to interest rate risk in its core banking activities of lending and deposit taking since assets and liabilities reprice at different times and by different amounts as interest rates change.  Current interest rates imply that the Federal Reserve will maintain a low interest rate policy into the first half of 2009.  With net interest income being Trustmark’s largest revenue source, it is important to understand how Trustmark is subject to interest rate risk.

●
In general, for a given change in interest rates, the amount of the change in value up or down is larger for instruments with longer remaining maturities.  The shape of the yield curve may affect new loan yields and funding costs differently.

●
The remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.  For example, if long-term mortgage interest rates decline sharply, higher fixed-rate mortgages may prepay, or pay down, faster than anticipated, thus reducing future cash flows and interest income.

●
Repricing frequencies and maturity profiles for assets and liabilities may occur at different times. For example, in a falling rate environment, if assets reprice faster than liabilities, there will be an initial decline in earnings.  Moreover, if assets and liabilities reprice at the same time, they may not be by the same increment.  For instance, if the Federal funds rate increased 50 basis points, demand deposits may rise by 10 basis points, whereas prime based loans will instantly rise 50 basis points.

Financial instruments do not respond in a parallel fashion to rising or falling interest rates.  This causes asymmetry in the magnitude of changes in net interest income and net economic value resulting from the hypothetical increases and decreases in interest rates.  Therefore, we monitor interest rate risk and adjust Trustmark’s funding strategies to mitigate adverse effects of interest rate shifts on Trustmark’s balance sheet.

Trustmark has entered into derivative contracts to hedge our Mortgage Servicing Rights (MSR) in order to offset changes in fair value resulting from rapidly changing interest rate environments.  In spite of Trustmark’s due diligence in regards to these hedging strategies, significant risks are involved that, if realized, may prove our strategies to be ineffective and our results of operations adversely impacted.  Risks associated with this strategy include the risk that our counterparties in any such derivative and other hedging transactions may not perform; the risk that our hedging strategies are susceptible to market volatility and changes in the shape of the yield curve; the risk that our hedging strategies rely on our assumptions and projections regarding the hedged asset and general market factors and that assumptions may prove to be incorrect; the risk that our hedging strategies do not adequately mitigate the impact of changes in interest rates or prepayment speeds; the risk that the valuation of MSR based on certain circumstances and assumptions will not be realized due to differences in forecasted inputs within the model and the actual results and the risk that the models used to forecast hedge instruments may project expectations that differ from actual results.

Trustmark closely monitors the sensitivity of net interest income to changes in interest rates and attempts to limit the variability of net interest income as interest rates change.  Trustmark makes use of both on- and off-balance sheet financial instruments to mitigate exposure to interest rate risk.  Possible actions to mitigate such risk include, but are not limited to, changes in the pricing of loan and deposit products, modifying the composition of earning assets (i.e. investment securities) and interest-bearing liabilities, and adding to, modifying or terminating interest rate swap agreements or other financial instruments used for interest rate risk management purposes.

Difficult Market Conditions Have Adversely Affected the Industry in which Trustmark Operates.

The capital and credit markets have been experiencing volatility and disruption for more than twelve months.  In recent months, the volatility and disruption has reached unprecedented levels.  Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks.  These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.  Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions.  This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.  Trustmark does not expect that the difficult conditions in the financial markets are likely to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Trustmark and others in the financial institution industry.  In particular, Trustmark may face the following risks in connection with these events:

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Trustmark may expect to face increased regulation of its industry, including as a result of the Emergency Economic Stabilization Act of 2008 (EESA).  Compliance with such regulation may increase its costs and limit its ability to pursue business opportunities.

●
Market developments and the resulting economic pressure on consumers may affect consumer confidence levels and may cause increases in delinquencies and default rates, which, among other effects, could affect Trustmark’s charge-offs and provision for loan losses.

●	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

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The current market disruptions make valuation even more difficult and subjective, and Trustmark’s ability to measure the fair value of Trustmark’s assets could be adversely affected.  If Trustmark determines that a significant portion of its assets have values that are significantly below their recorded carrying value, Trustmark could recognize a material charge to earnings in the quarter during which such determination was made, Trustmark’s capital ratios would be adversely affected and a rating agency might downgrade its credit rating or put Trustmark on credit watch.

Trustmark is Subject to Lending Risk which could also Impact the Adequacy of the Allowance for Loan Losses.

There are inherent risks associated with Trustmark’s lending activities.  The risks include, among other things, the impact of changes in the economic conditions in the markets where Trustmark operates as well as those across the United States.  If current trends in the housing and real estate markets continue, Trustmark may experience higher than normal delinquencies and credit losses.  Moreover, if a prolonged recession occurs we expect that it could severely affect economic conditions in Trustmark’s market areas and that Trustmark could experience significantly higher delinquencies and credit losses.  In addition, bank regulatory agencies periodically review Trustmark’s allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further charge-offs, based on judgments different than those of Management.  As a result, Trustmark may elect to make further increases in its provision for loan losses in the future, particularly if economic conditions continue to deteriorate, which could have a material adverse effect on Trustmark’s financial condition and results of operations.

To help manage credit risk, Trustmark maintains a detailed credit policy and utilizes various committees that include members of senior management to approve significant extensions of credit.  Trustmark also maintains a credit review department that regularly reviews Trustmark’s loan portfolios to ensure compliance with established credit policy.  Trustmark maintains an allowance for credit losses that in Management’s judgment is adequate to absorb losses inherent in the loan portfolio.

Trustmark is Subject to Liquidity Risk.

Liquidity refers to Trustmark’s ability to ensure that sufficient cash flow and liquid assets are available at a reasonable cost to satisfy current and future financial obligations, including demands for loans and deposit withdrawals, funding operating costs, and for other corporate purposes.  Liquidity risk arises whenever the maturities of financial instruments included in assets and liabilities differ.  Trustmark obtains funding through deposits and various short-term and long-term wholesale borrowings, including federal funds purchased and securities sold under agreements to repurchase, brokered deposits and borrowings from the Federal Home Loan Bank.  Should Trustmark experience a substantial deterioration in its financial condition or its debt ratings, or should the availability of funding become restricted due to disruption in the financial markets, Trustmark’s ability to obtain funding from these or other sources could be negatively affected.

Trustmark attempts to quantify such credit-event risk by modeling scenarios that estimate the liquidity impact resulting from a short-term ratings downgrade over various grading levels.  Trustmark estimates such impact by attempting to measure the effect on available unsecured lines of credit, available capacity from secured borrowing sources and securitizable assets.  To mitigate such risk, Trustmark maintains available lines of credit with the Federal Reserve Bank and the Federal Home Loan Bank that are secured by loans and investment securities. Management continuously monitors Trustmark’s liquidity position for compliance with internal policies and believes that available sources of liquidity are adequate to meet funding needs in the normal course of business.

Trustmark Operates in a Highly Competitive Industry and Market Area.

Trustmark faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include national, regional, and community banks within the various markets Trustmark operates. Additionally, various out-of-state banks have entered or have announced plans to enter the market areas in which Trustmark currently operates. Trustmark also faces competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of Trustmark’s competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than Trustmark can. Trustmark’s ability to compete successfully depends on a number of factors, including, among other things: the ability to develop, maintain and build upon long-term customer relationships based on top quality service, high ethical standards and safe, sound assets; the ability to expand Trustmark’s market position; the scope, relevance and pricing of products and services offered to meet customer needs and demands; the rate at which Trustmark introduces new products and services relative to its competitors; customer satisfaction with Trustmark’s level of service and  industry and general economic trends. Failure to perform in any of these areas could significantly weaken Trustmark’s competitive position, which could adversely affect Trustmark’s growth and profitability, which, in turn, could have a material adverse effect on Trustmark’s financial condition and results of operations.

Trustmark is Subject to Extensive Government Regulation and Supervision.

Trustmark is subject to extensive state and federal laws and regulations governing the banking industry, in particular, and public companies, in general. Changes in those laws and regulations, or the degree of Trustmark’s compliance with those laws and regulations as judged by any of several regulators that oversee Trustmark, could have a significant effect on Trustmark’s financial condition and results of operations.

Trustmark’s Controls and Procedures May Fail or be Circumvented.

Management regularly reviews and updates Trustmark’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Trustmark’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Trustmark’s financial condition and results of operations.

Potential Acquisitions May Disrupt Trustmark’s Business and Dilute Stockholder Value.

Trustmark seeks merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks, businesses, or branches involves various risks commonly associated with acquisitions, including, among other things: potential exposure to unknown or contingent liabilities of the target company; exposure to potential asset quality issues of the target company; difficulty and expense of integrating the operations and personnel of the target company; potential disruption to Trustmark’s business; potential diversion of Trustmark’s Management’s time and attention; the possible loss of key employees and customers of the target company; difficulty in estimating the value of the target company and potential changes in banking or tax laws or regulations that may affect the target company.   Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Trustmark’s tangible book value and net income per share of common stock may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on Trustmark’s financial condition and results of operations.

Trustmark Continually Encounters Technological Change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Trustmark’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Trustmark’s operations. Many of Trustmark’s competitors have substantially greater resources to invest in technological improvements. Trustmark may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on Trustmark’s financial condition and results of operations.

Trustmark is Subject to Claims and Litigation.

Trustmark and its subsidiaries are parties to lawsuits and other claims that arise in the ordinary course of business.  Some of these lawsuits assert claims related to the lending, collection, servicing, investment, trust and other business activities, and some of the lawsuits allege substantial claims for damages.  Whether these claims are founded or unfounded, if such claims are not resolved in a manner favorable to Trustmark they may result in significant financial liability and/or adversely affect the market perception of Trustmark and its banking, wealth management and insurance products and services as well as negatively affect customer demand for these products and services.  Any financial liability or reputation damage could have a material adverse effect on Trustmark’s business, which in turn, could have a material adverse effect on Trustmark’s financial condition and results of operations.

Trustmark’s Stock Price Can be Volatile.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive.  Trustmark’s stock price can fluctuate significantly in response to a variety of factors.  These factors include: actual or anticipated variations in earnings; changes in analysts’ recommendations or projections; operating and stock performance of other companies deemed to be peers; perception in the marketplace regarding Trustmark and/or its competitors; new technology used, or services offered, by competitors; significant acquisitions or business combinations involving Trustmark or its competitors; changes in government regulation and failure to integrate acquisitions or realize anticipated benefits from acquisitions.  General market fluctuations, industry factors and general economic and political conditions could also cause Trustmark’s stock price to decrease regardless of operating results.

An Investment in Trustmark’s Securities is not an Insured Deposit.

Trustmark’s securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other deposit insurance fund or by any other public or private entity. Investment in Trustmark’s securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere herein and is subject to the same market forces that affect the market value of the securities of any company. As a result, if you acquire Trustmark’s securities, you could lose some or all of your investment.

Reduction in Trustmark’s Credit Rating Could Have a Negative Impact on Trustmark’s Funding Capabilities.

Trustmark’s long-term debt is currently rated investment grade by the major rating agencies. These rating agencies regularly evaluate us and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. In addition, rating agencies may employ different models and formulas to assess the financial strength of a rated company, and from time to time rating agencies have, in their discretion, altered these models. Changes to the models, general economic conditions, or other circumstances outside our control could have a negative impact on a rating agency’s judgment of its rating and the rating it assigns to Trustmark.

In view of the difficulties experienced recently by many financial institutions, Trustmark believes that the rating agencies may heighten the level of scrutiny that they apply to such institutions, may increase the frequency and scope of their credit reviews, may request additional information from the companies that they rate, and may adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels. The outcome of such a review may have adverse ratings consequences which may affect the cost and other terms upon which we are able to obtain funding therefore increasing our cost of capital. We cannot predict what actions rating agencies may take, or what actions we may be required to take in response to the actions of rating agencies, which may adversely affect Trustmark’s financial condition and results of operations.

There Can be no Assurance that the Emergency Economic Stabilization Act of 2008 Will Help Stabilize the U.S. Financial System.

On Oct. 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (EESA) in response to the current crisis in the financial sector.  The U.S. Department of the Treasury and banking regulators are implementing a number of programs under this legislation to address capital and liquidity issues in the banking system.  There can be no assurance, however, as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect Trustmark’s business, financial condition, results of operations, access to credit or the trading price of Trustmark’s common stock.

Trustmark’s Issuance of Securities to the United States Treasury May Limit our Ability to Return Capital to our Stockholders and is Slightly Dilutive to the Holders of our Common Stock.

In connection with our sale of $215 million of Senior Preferred to Treasury, Trustmark also issued to Treasury a warrant to purchase approximately 1.648 million shares of our common stock. The terms of the transaction with Treasury will result in limitations on our ability to pay dividends and repurchase our shares. Until November 21, 2011 or until Treasury no longer holds any shares of the Senior Preferred, Trustmark will not be able to increase dividends above current levels ($0.23 per share of common stock on a quarterly basis) nor repurchase any of our shares without Treasury approval, with limited exceptions, most significantly purchases in connection with benefit plans. In addition, we will not be able to pay any dividends at all on our common stock unless we are current on our dividend payments on the Senior Preferred. These restrictions, as well as the slightly dilutive impact of the warrant, may have a negative effect on the market price of our common stock.

Unless Trustmark is able to redeem the Senior Preferred prior to February 15, 2014, the cost of this capital will increase substantially on that date, from 5.00% (approximately $10.8 million annually) to 9.00% (approximately $19.4 million annually). Depending on our financial condition at the time, this increase in dividends on the Senior Preferred could have a negative effect on our liquidity.

Trustmark May be Required to Pay Significantly Higher Federal Deposit Insurance Corporation (FDIC) Premiums in the Future.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline.  In addition, EESA temporarily increased the limit on FDIC coverage to $250,000 through December 31, 2009. These developments will cause the premiums assessed to us by the FDIC to increase.

Based on existing regulations, the FDIC must establish and implement a restoration plan to restore the reserve ratio to 1.15 percent (based on a limit on FDIC coverage to $100,000 per account). Absent extraordinary circumstances, the reserve ratio must be restored to 1.15 percent within five years. As a result, the FDIC has adopted a restoration plan which will require an increase to the assessment rates it currently charges. Under the present proposed regulations, Trustmark’s assessment rate will increase from 5 to 7 basis points per $100 of deposits to approximately 10 to 14 basis points beginning in 2009. However, at the time of the issuance of the final rule the FDIC may need to set a higher base rate schedule based on information available at that time, including any intervening institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on Trustmark’s results of operations.

Changes in Accounting Standards May Affect How Trustmark Reports its Financial Condition and Results of Operations.

Trustmark’s accounting policies and methods are fundamental to how Trustmark records and reports its financial condition and results of operations.  From time to time the Financial Accounting Standards Board (FASB) changes the financial accounting and reporting standards that govern the preparation of Trustmark’s financial statements.  These changes can be difficult to predict and can materially affect how Trustmark records and reports its financial condition and results of operations.  In some cases, Trustmark could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

Natural Disasters, Acts of War or Terrorism Could have a Significant Negative Impact on Trustmark’s Business.

Natural disasters, acts of war or terrorism and other external events could have a significant negative impact on Trustmark’s ability to conduct business.  Such events could affect the stability of Trustmark’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Trustmark to incur additional expenses.  Natural disasters, acts of war or terrorism or other adverse external events may occur in the future.  Although Management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on Trustmark’s business, which in turn, could have a material adverse effect on Trustmark’s financial condition and results of operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Senior Preferred, the Warrant or the shares of common stock for which the Warrant is exercisable offered by this prospectus or any accompanying prospectus supplement. See “Selling Securityholder” below.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003
Excluding Interest on Deposits	6.04	4.88	4.75	3.74	6.28	7.00
Including Interest on Deposits	1.74	1.67	1.90	2.13	3.00	3.03

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing our ratio of earnings to fixed charges, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and other interest expense (other than on deposits). Fixed charges, including interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and all other interest expense.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have not paid any preferred stock dividends for the periods indicated in the table above.

DESCRIPTION OF COMMON STOCK

The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation, as amended, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part, as well as to the Mississippi Business Corporation Act, for a complete statement of the terms and rights of the common stock.

Trustmark has authorized 250,000,000 shares of common stock, no par value. The common stock is listed on the NASDAQ Global Select Market. Its symbol is “TRMK.”

Dividend Rights

Holders of outstanding shares of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors of Trustmark, in its discretion, out of funds legally available therefore.

Prior to November 21, 2011, unless Trustmark has redeemed the Senior Preferred or the United States Department of the Treasury (“Treasury”) has transferred all of its shares of the Senior Preferred to a third party, the consent of Treasury will be required for Trustmark to (i) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.23 per share of common stock) or (ii) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement for the Senior Preferred, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders of Trustmark, including the election of directors. Holders of common stock have cumulative voting rights with respect to the election of directors. Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions, such as mergers and share exchanges, require the affirmative vote of a majority of the shares entitled to vote.

Liquidation Rights

In the event of the liquidation of Trustmark, the holders of common stock are entitled to receive pro rata any assets distributed to shareholders with respect to their shares, after payment of all debts and payments to holders of preferred stock of Trustmark, if any.

Preemptive Rights

Holders of common stock have no right to subscribe to additional shares of capital stock that may be issued by Trustmark.

DESCRIPTION OF PREFERRED STOCK

Under Trustmark’s Articles of Incorporation, as amended, the board of directors of Trustmark has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, in one or more series, with such terms and for such consideration as may be fixed by the board of directors.  No preferred shares are currently issued and outstanding, other than the 215,000 shares of our Senior Preferred.

These paragraphs are a summary, and do not completely describe the terms and provisions of the Senior Preferred.  For the complete provisions, we refer you to our articles of incorporation, as amended, including the Certificate of Designations for the Senior Preferred, copies of which have been filed with the SEC and which are incorporated by reference into the registration statement of which this prospectus is a part.

General

The Senior Preferred are validly issued, fully paid and non-assessable.  Each share of the Senior Preferred has a liquidation value of $1,000.  As of the date of this prospectus, the Senior Preferred are not listed on any securities exchange.  The rights of the holders of preferred stock will be subordinate to those of our general creditors. The Senior Preferred is currently held by the selling securityholder as a physical stock certificate; however, Trustmark has agreed to transfer the certificate into book-entry form if requested by the holder or holders of the Senior Preferred.

Rank

The Senior Preferred will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs, (a) senior to our common stock and to all capital stock ranking junior to the Senior Preferred; (b) on a parity with other classes or series of our preferred stock that Trustmark issues, the terms of which specifically provide that such preferred stock ranks on a parity with the Senior Preferred; and (c) junior to all shares of capital stock that Trustmark issues, the terms of which specifically provide that such shares of capital stock rank junior to the Senior Preferred.

Dividends

Trustmark will pay the record holders of the Senior Preferred, when, as and if declared by our board of directors, cumulative cash dividends at an annual rate of $50.00 per Senior Preferred share each year, which is equivalent to 5.00% of the $1,000 liquidation preference per Senior Preferred share, until, but excluding, February 15, 2014, and from that date thereafter at an annual rate of $90.00 per Senior Preferred share each year, which is equivalent to 9.00% of the $1,000 liquidation preference per Senior Preferred share.  Dividends will only be payable out of the assets legally available therefore. Dividends will be cumulative from and including the date of Trustmark’s original issue of the Senior Preferred and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day. Dividends payable on the Senior Preferred on any date prior to the end of a dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to record holders of Senior Preferred as they appear in our records at the close of business on the applicable record date, which will be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors that is not more than 60 days nor less than 10 days before such dividend payment date.

In the event that any dividend payment or payments on the Senior Preferred are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Senior Preferred shall be payable as and if declared by our board of directors and out of the assets legally available therefore, on all such accrued and unpaid dividends.

Notwithstanding the foregoing, dividends on the Senior Preferred will accrue whether or not Trustmark has earnings, whether or not there are funds legally available for the payment of those dividends, and whether or not those dividends are declared. Accrued but unpaid dividends on the Senior Preferred will accumulate as of the due date for the dividend payment on which they first become payable. Except as described in the next paragraph, Trustmark will not declare or pay or set apart for payment dividends on any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred (other than a dividend paid solely in shares of common stock) for any period, nor will Trustmark or any of our subsidiaries directly or indirectly, purchase, redeem or otherwise acquire for consideration any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred, unless full cumulative dividends on the Senior Preferred (including dividends on any such unpaid amounts) for all past dividend periods and the then current dividend period have been or are contemporaneously (a) declared and paid in full or (b) declared and a sum sufficient to pay them in cash is set apart for payment.

When Trustmark does not pay dividends in full (or Trustmark does not set apart a sum sufficient to pay them in full) upon the Senior Preferred and the shares of any other series of preferred stock ranking on a parity as to dividends with the Senior Preferred, Trustmark will declare any dividends upon the Senior Preferred and any other series of preferred shares ranking on a parity as to dividends with the Senior Preferred proportionately so that the dividends declared per share of Senior Preferred (including dividends on any such unpaid amounts) and those other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred and those other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if those other series of preferred stock do not have cumulative dividends) bear to each other. If the board of directors or a duly authorized committee of the board of directors determines not to pay any dividend or a full dividend on a dividend payment date, Trustmark will provide written notice to the holders of the Senior Preferred prior to the dividend payment date.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the record holders of the Senior Preferred will be entitled to be paid out of our assets or proceeds therefore legally available for distribution to our stockholders, subject to the rights of any of our creditors, a liquidation preference of $1,000 per Senior Preferred share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, (including dividends on any such unpaid amounts) to the date of payment, before any dividend or payment may be made to holders of our common stock or any other class or series of our capital stock ranking junior to the Senior Preferred as to liquidation rights.

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Senior Preferred and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Senior Preferred as to liquidation rights, then the record holders of the Senior Preferred and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not be deemed to constitute our liquidation, dissolution or winding-up of our affairs.

Redemption

Except as provided below, the Senior Preferred are not redeemable before February 15, 2012.  On or after February 15, 2012, Trustmark may, at its option upon written notice, subject to the approval of its primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time, out of funds legally available therefore, for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred.  If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates.

Prior to February 15, 2012, Trustmark may, at its option, upon written notice, subject to the approval of its primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time, out of funds legally available therefore, for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends, provided that (x) any such redemption prior to February 15, 2012 may only occur if Trustmark shall have received aggregate gross proceeds of not less than $53,750,000 from one or more “qualified equity offerings” (as defined below), and (y) the aggregate redemption price of the Senior Preferred redeemed prior to February 15, 2012 may not exceed the aggregate net cash proceeds received by Trustmark from such qualified equity offerings. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred.  If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates. A qualified equity offering means the sale and issuance for cash by Trustmark to persons other than Trustmark (or any of its subsidiaries) of shares of perpetual preferred stock, common stock or any combination of such stock that, in each case, qualify as and may be included in Tier 1 capital of Trustmark at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System.

If notice of redemption of any Senior Preferred has been given and if Trustmark has set aside in trust the funds necessary for the redemption for the benefit of the record holders of Senior Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on the Senior Preferred and such Senior Preferred will no longer be deemed outstanding and all rights of the holders of such Senior Preferred will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to Trustmark, after which time the holders of the shares so called for redemption shall look only to Trustmark for payment of the redemption price of such shares.

Notice of redemption shall be sent by first class mail to the holders of record of the shares of Senior Preferred to be redeemed not less than 30 nor more than 60 days before the date of redemption, or, if shares of Senior Preferred are issued in book-entry form through The Depository Trust Corporation or any similar facility, notice may be given at such time and in any manner permitted by such facility.

The Senior Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption.  Holders of the Senior Preferred have no right to require redemption or repurchase of any shares of the Senior Preferred.

Conversion

Holders of our Senior Preferred have no right to exchange or convert such shares into any other securities.

Voting Rights

Holders of Senior Preferred will generally have no voting rights, except as provided by applicable law and as described below.

Whenever no dividends are paid on the Senior Preferred for six or more quarterly periods (whether or not consecutive), the size of our board of directors will be increased automatically by two directors, and holders of the Senior Preferred, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable (herein referred to as voting parity stock), will be entitled to elect two additional directors to our board of directors at the next annual meeting (or at a special meeting called for the purpose of electing preferred stock directors prior to the next annual meeting) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Senior Preferred (including any dividends on any such unpaid dividends) for the past dividend periods and the then current dividend period have been declared and fully paid.  A vacancy in the office of one of the additional preferred directors may be filled by written consent of the other additional preferred director who remains in office.

The affirmative vote or consent of the holders of two-thirds of the outstanding Senior Preferred, voting separately as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, or any issuance of, any shares or securities convertible into, exchangeable for or exercisable for any class or series of capital stock ranking senior to the Senior Preferred with respect to either or both of the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; (ii) amend, alter or repeal the provisions of our articles of incorporation or the articles of amendment (including the Certificate of Designations) that established the Senior Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Senior Preferred; or (iii) to consummate a binding share exchange or reclassification involving the Senior Preferred, or of a merger or consolidation of Trustmark with another corporation or other entity, unless in each case (x) the shares of Senior Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which Trustmark is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Senior Preferred Stock immediately prior to such consummation, taken as a whole.

The voting rights afforded to holders of Senior Preferred will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Senior Preferred are redeemed or called for redemption in accordance with their terms and upon proper notice and Trustmark deposits sufficient funds, in cash, in trust to effect the redemption.

Preemptive Rights

No share of Senior Preferred shall have any rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

DESCRIPTION OF WARRANT

These paragraphs are a summary, and do not completely describe the terms and provisions of the Warrant.  For the complete provisions, we refer you to the Warrant, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus is a part.

As of the date of this prospectus, there is one Warrant outstanding. The Warrant is exercisable, in whole or in part, for 1,647,931 shares of our common stock at a price of $19.57 per share, subject to adjustment as discussed below.

The Warrant will expire at 5:00 p.m. New York City time, on November 21, 2018.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrant and the related warrant certificate.  With respect to any offering of all or any portion of the Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

Exercise

The Warrant is exercisable by (A) the surrender of the Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at Trustmark’s principal executive office and (B) payment of the exercise price for the Shares of common stock thereby purchased:  (i) by having Trustmark withhold, from the shares of common stock that would otherwise be delivered to the warrantholder upon such exercise, shares of common stock issuable upon exercise of the Warrant equal in value to the aggregate exercise price as to which the Warrant is so exercised based on the market price of the common stock on the trading day on which the Warrant is exercised, or (ii) with the consent of both Trustmark and the warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of Trustmark, or by wire transfer of immediately available funds to an account designated by Trustmark.

Any exercise of the Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable approvals and authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Listing

The shares of common stock issuable upon exercise of the Warrant will be listed on the NASDAQ Global Select Market.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrant. However, Trustmark will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the Warrant are subject to customary anti-dilution terms, as set forth in the Warrant, including provisions for adjustments in the event that Trustmark shall:

●	declare and pay a dividend or make a distribution on its common stock in shares of common stock,

●	subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or

●	combine or reclassify the outstanding shares of common stock into a smaller number of shares.

The exercise price and number of shares of common stock issuable on exercise of the Warrant will also be adjusted, in the manner set forth in the Warrant, if prior to the earlier of (i) the date on which the selling securityholder no longer holds this Warrant or any portion thereof and (ii) November 21, 2011, Trustmark issues common stock (or rights or warrants or other securities exercisable or convertible into or exchangeable  for shares of common stock) for no consideration or at a price that is 90% or less than the market price of the common stock on the last trading day preceding the date of the agreement on pricing such shares.

The exercise price shall be reduced, in the manner set forth in the Warrant, in the event Trustmark shall fix a record date for the making of a distribution to all holders of shares of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its common stock and certain other dividends or distributions).

The exercise price and number of shares of common stock issuable on exercise of the Warrant may also be adjusted in the event of a recapitalization, reorganization, merger or consolidation of Trustmark, and in the event of a pro rata repurchase of Trustmark’s common stock, in each case, in the manner set forth in the Warrant.

In the event Trustmark completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in Trustmark receiving aggregate gross proceeds of not less than $215,000,000, the number of shares of common stock underlying the portion of the Warrant then held by the selling securityholder shall be thereafter reduced by 823,965.5 shares (adjusted to take into account all other theretofore made adjustments pursuant to the terms and provisions of the Warrant).  Qualified equity offerings has the meaning provided above; see —Description of Preferred Stock —Redemption.

Governing Law

The Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

The Warrant and all rights thereunder are transferable, in whole or in part, upon the books of Trustmark by the registered holder of the Warrant in person or by duly authorized attorney, and a new warrant shall be made and delivered by Trustmark, of the same tenor and date as the Warrant but registered in the name of one or more transferees, upon surrender of the Warrant, duly endorsed, to the principal executive office of Trustmark.  Trustmark will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants; provided however, that the selling securityholder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than 823,965.5  shares of common stock (as such number may be adjusted from time to time as set forth above) in the aggregate until the earlier of (a) the date on which Trustmark has received aggregate gross proceeds of not less than $215,000,000 from one or more “qualified equity offerings” and (b) December 31, 2009.  Qualified equity offerings has the meaning provided above; see —Description of Preferred Stock —Redemption.

Exchange and Registry

The Warrant is exchangeable, upon the surrender hereof by the warrantholder to Trustmark for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock.  Trustmark shall maintain a registry showing the name and address of the warrantholder as the registered holder of the Warrant.  The Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Rights as Shareholder

The Warrant does not entitle the warrantholder to any voting rights or other rights as a Trustmark shareholder prior to the date of exercise of the Warrant.

SELLING SECURITYHOLDER

We are registering for resale pursuant to this prospectus 215,000 shares of our Senior Preferred, a Warrant exercisable for 1,647,931 shares of our common stock and 1,647,931 shares of our common stock issuable upon the exercise of the Warrant, in each case, held by the selling securityholder identified below.

The table below presents information regarding the beneficial ownership of our outstanding securities by the selling securityholder, which includes any shares of our common stock that the selling securityholder may acquire within 60 days by exercising the Warrant. The percentage of beneficial ownership is based on 57,324,629 shares of common stock outstanding on October 31, 2008.  Any or all of the securities covered by this prospectus may be offered or sold, from time to time, pursuant to this prospectus or a supplement to this prospectus, by the selling securityholder or by its transferee or transferees.  Information about the selling securityholder or securityholders may change over time, and updated information will be set forth in supplements to this prospectus if and when necessary.

The information in the column “Number of Shares Offered Hereby” assumes that the selling securityholder sells all of such securities. However, because the selling securityholder may offer from time to time all or some of its securities under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of securities that will be sold or otherwise disposed of by the selling securityholder or that will be held by the selling securityholder after completion of such sales.

Name of Securityholder United States Department of the Treasury	Shares Beneficially Owned		Number of Shares Offered	Shares Beneficially Owned After Sale of Shares Offered Hereby
Class of Security	Number	Percent	Hereby	Number	Percent

Fixed Rate Cumulative Perpetual Preferred Stock, Series A	215,000	100.00%	215,000	None	None
Warrant	1	100.00%	1	None	None
Common Stock	1,647,931	2.79%	1,647,931	None	None

PLAN OF DISTRIBUTION

The selling securityholder may sell from time to time all or a portion of the securities listed in the “Selling Securityholder” table above. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, fixed prices or negotiated prices. The securities may, without limitation, be sold by the selling securityholder by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	sales to underwriters who will acquire securities for their own account and resell them;

•
block trades in which the broker-dealer engaged by the selling securityholder will attempt to sell the securities as agent for the selling securityholder but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	means other than established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

•	privately negotiated transactions;

•	in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In effecting sales, broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in such sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any such broker-dealer acts as agent for the purchase of such securities, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling securityholder to sell a specified number of securities at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling securityholder, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling securityholder.

The selling securityholder and any broker-dealers or agents that participate with the selling securityholder in sales of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We have agreed to indemnify the selling securityholder, to the extent permitted by law, against all losses, claims, damages, liabilities and expense caused by (1) any actual or alleged untrue statement of material fact contained in this prospectus or the registration statement, or (2) any omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus or the registration statement, in light of the circumstances under which they were made, not misleading, except, as to the selling stockholder, to the extent that the losses, claims, damages, liabilities or expense are caused by or contained in any information furnished in writing to us by the selling stockholder specifically for use in the preparation of the registration statement or by the selling stockholder’s offer or sale effected by means of a free writing prospectus that was not authorized in writing by us.  The selling securityholder will not indemnify any underwriters in connection with the distribution of the securities.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

We know of no existing arrangements by the selling securityholder relating to the distribution of our securities covered by this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock and the preferred stock offered hereby by Trustmark will be passed upon for us by Brunini, Grantham, Grower & Hewes, PLLC, Jackson, Mississippi.  The validity of the Warrant covered by this prospectus will be passed upon for us by Covington & Burling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Trustmark as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements refers to Trustmark’s 2007 change in accounting for uncertainty in tax positions and 2006 changes in accounting for share based payments, mortgage servicing rights, evaluating prior year misstatements, and defined benefit pension and postretirement benefit plans.

PROSPECTUS

TRUSTMARK CORPORATION

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Common Stock

Warrant to Purchase Common Stock

The date of this prospectus is December 12, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus, the related prospectus supplement or any free writing prospectus by or on behalf of us. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholder is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus or incorporated document only, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $71,520, incurred in connection with the registration of the securities offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered securities under state securities laws.

SEC registration fees	$9,770
Costs of printing and engraving*	750
Legal fees and expenses*	52,500
Accountants fees and expenses*	8,500
TOTAL*	$71,520

*   Estimated.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Mississippi Business Corporation Act (the “MBCA”) contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and stockholders whom they serve.  Article 8, Sub-article E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations.

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide Trustmark with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of Trustmark’s directors under certain circumstances.

Under our Amended and Restated Bylaws (the “Bylaws”), any person, his heirs, executors, or administrators, may be indemnified or reimbursed by Trustmark for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party or potential party by reason of his being or having been a director, an honorary or advisory director, officer, or employee of Trustmark or of any firm, corporation or organization which he served in any such capacity at the request of Trustmark; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties to Trustmark; and provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to Trustmark.

Under our Bylaws, the foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law.  Trustmark may, upon affirmative vote of a majority of its board of directors, purchase insurance to indemnify its directors, honorary or advisory directors, officers and employees.  Such insurance may, but need not, be for the benefit of all directors, honorary or advisory directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Trustmark pursuant to the Bylaws, or otherwise, Trustmark has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.	EXHIBITS

Exhibit No.	Description
3.1
Articles of Incorporation of the Registrant.  Incorporated herein by reference to (1) Exhibit  3-a to the Registrant’s Annual Report of Form 10-K for the year ended December  31, 2002, filed on March 21, 2003, and (2) Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

3.2	Amended and Restated Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
3.3
Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which was attached to the Articles of Amendment of the Registrant. Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

4.1
Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

4.2	Warrant to Purchase 1,647,931 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
4.3	Form of Preferred Stock Certificate. Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
5.1	Opinion of Covington & Burling LLP
5.2	Opinion of Brunini, Grantham, Grower & Hewes, PLLC
12.1	Statement regarding Calculation of Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Covington & Burling LLP (included in Exhibit 5.1)
23.3	Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in Exhibit 5.2)
24.1	Power of Attorney (included on the signature pages hereto)

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on December 12, 2008.

TRUSTMARK CORPORATION

By:	/s/ Richard G. Hickson
Richard G. Hickson President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis E. Greer and T. Harris Collier III as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard G. Hickson	Chairman, President and Chief Executive Officer;	December 12, 2008
Richard G. Hickson	Director (Principal Executive Officer)

/s/ Louis E. Greer	Treasurer and Principal Financial Officer;	December 12, 2008
Louis E. Greer	(Principal Financial Officer and Principal Accounting Officer)

/s/ Reuben V. Anderson	Director	December 12, 2008
Reuben V. Anderson

/s/ Adolphus B. Baker	Director	December 12, 2008
Adolphus B. Baker

/s/ William C. Deviney, Jr.	Director	December 12, 2008
William C. Deviney, Jr.

/s/ C. Gerald Garnett	Director	December 12, 2008
C. Gerald Garnett

/s/ Daniel A. Grafton	Director	December 12, 2008
Daniel A. Grafton

Signature	Title	Date

/s/ David H. Hoster	Director	December 12, 2008
David H. Hoster

/s/ John M. McCullouch	Director	December 12, 2008
John M. McCullouch

/s/ Richard H. Puckett	Director	December 12, 2008
Richard H. Puckett

/s/ R. Michael Summerford	Director	December 12, 2008
R. Michael Summerford

/s/ Kenneth W. Williams	Director	December 12, 2008
Kenneth W. Williams

/s/ William G. Yates, Jr.	Director	December 12, 2008
William G. Yates, Jr.

Exhibit Index

Exhibit No.	Description
3.1
Articles of Incorporation of the Registrant.  Incorporated herein by reference to (1) Exhibit  3-a to the Registrant’s Annual Report of Form 10-K for the year ended December  31, 2002, filed on March 21, 2003, and (2) Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

3.2	Amended and Restated Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
3.3
Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which was attached to the Articles of Amendment of the Registrant. Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

4.1
Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.

4.2	Warrant to Purchase 1,647,931 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
4.3	Form of Preferred Stock Certificate. Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on November 25, 2008.
5.1	Opinion of Covington & Burling LLP
5.2	Opinion of Brunini, Grantham, Grower & Hewes, PLLC
12.1	Statement regarding Calculation of Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Covington & Burling LLP (included in Exhibit 5.1)
23.3	Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in Exhibit 5.2)
24.1	Power of Attorney (included on the signature pages hereto)